Exhibit 99.1

For immediate release                          November 17, 2004


Ferrell Steps Down, Woodford and Prichard Roles Change

Kentucky Bancshares, the parent company for Kentucky Bank, announces the upcoming retirement as Chairman of Dr. James L. Ferrell. The change becomes effective at year end. While Dr. Ferrell will no longer serve as a director of the parent company, he will continue as a director of Kentucky Bank.

Buckner Woodford was elected to succeed Dr. Ferrell as Chairman of the parent company. He will also continue in his role as Chairman of Kentucky Bank.

Louis Prichard was elected to become President and CEO of the parent company at year end. He will assume those same roles at Kentucky Bank.

Greg Dawson will continue as secretary and treasurer of Kentucky
Bancshares.